Exhibit 10.1

AMENDMENT NO. 1 TO

2013 STOCK INCENTIVE PLAN

OF OPHTHOTECH CORPORATION

The 2013 Stock Incentive Plan (the “Plan”) of Ophthotech Corporation (the “Company”) is hereby amended as follows (all capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Plan):

1.              Section 9(c)(4) of the Plan be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

(4)   Effect on Restricted Stock Units with Time-Based Vesting. Notwithstanding the provisions of Section 9(b), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Unit or any other agreement between a Participant and the Company, each Restricted Stock Unit that vests solely based on the passage of time shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

2.              Section 9(c) of the Plan be and hereby is further amended to include a new sub-paragraph (5) as follows:

(5)   Effect on Other Awards. The Board may specify in an Award at the time of the grant the effect of a Change in Control Event on any SAR, any Restricted Stock Unit that includes vesting criteria other than solely the passage of time and any Other Stock-Based Award.

3.              Except as aforesaid, the Plan shall remain in full force and effect.

* * *

Approved by the Board of Directors on June 4, 2015.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Amended and Restated 2007 Stock Incentive Plan to be signed by its Chief Executive Officer this 4th day of June, 2015.

OPHTHOTECH CORPORATION

By:	/s/ David R. Guyer